Exhibit 99.1

MESSAGE FROM THE CEO To our shareholders, As we continue to adapt to our new normal of banking as a result of the COVID-19 pandemic, I find it is important to reflect on and celebrate the many accomplishments our team has achieved despite the challenges we faced during the first half of the year. I am extremely proud of our remarkable team of bankers and the resiliency they have shown during these uncertain times. Despite the many challenges, our team continues to expand the bank’s footprint, grow relationships and improve the customer experience, resulting in Bank First delivering strong results for the first half of 2020. These results are in line with our overall strategic plan, which focuses on growing the bank organically and through strategic acquisitions. On May 15 we completed our merger with Tomah Bancshares, Inc., parent company of Timberwood Bank, marking our third ‘whole bank’ acquisition over the past three years. In July 2019, we merged with Partnership Bank, which also had a branch in Tomah. As a result of these two mergers, Bank First is now the largest bank in Monroe County, providing the bank with a foothold in Western Wisconsin. In conjunction with our acquisition of Timberwood Bank, their former Chairman of the Board, Robert Holmes, was added to Bank First’s Board of Directors. His experience leading a successful community bank, as well as his ties to Monroe County, make him an ideal addition to our board. We are currently in the process of remodeling the former Timberwood Bank branch to accommodate our entire Tomah team. This project is scheduled to be completed by the end of 2020. Upon completion, we will close our downtown location and will operate solely out of the former Timberwood Bank branch. Our consolidated Tomah branch will be the busiest office in our company by both transaction volume and retail mortgage production, led by Wendy Wright and Kristi Arzt, two of the bank’s top mortgage producers. They are supported by an incredible team of bankers in Tomah who pride themselves on providing Monroe County with innovative products and services that are value driven. In addition to the remodel of our Tomah branch, we recently announced the completion of the remodel of our Cedarburg office. The newly renovated office preserves the historical and artistic aspect of the downtown district, while aligning with the style and functionality of other recently constructed Bank First offices, focusing on providing employees a comfortable workplace while allowing our team to more effectively serve customers. We also recently announced the start of the remodel of our Waupaca branch, which is expected to be complete by late fall. The investments we are making in our facilities solidify Bank First’s commitment to the communities we serve. Even during challenging times, we understand the importance of providing an exceptional banking experience and remaining the top-performing bank in the State of Wisconsin. In addition to our ongoing efforts to grow our existing presence in Monroe County, the Fox Valley and the greater Milwaukee area, we will continue to expand our presence throughout the State through strategic acquisitions and opening de novo offices. Michael B. Molepske, CEO and President (920) 652-3202Robert Holmes appointed to BFC Board of Directors Robert W. Holmes, former Chairman of the Board of Directors of Tomah Bancshares, Inc., has been elected to the Bank First Corporation and Bank First Board of Directors. Mr. Holmes has over forty years of experience in the financial services industry, dating back to 1975 when he founded and served as President and Chief Executive Officer of First Insurance Services. He has served as President and Chief Executive Officer as well as Chairman of the Board of Directors at organizations such as First Insurance Services, Wisconsin Savings Bank, Westland Savings Bank and Westland Insurance Services in Tomah, Wisconsin. In 2003, he founded Timberwood Bank and led the successful acquisition of Acuity Bank branches in 2007, growing total assets from $22 million to over $100 million. He continued growing the organization over the next 12 years, reaching $193 million in total assets. Outside the financial services industry, Mr. Holmes founded and served as a director of Advanced Bio Energy, a $25 million ethanol company. He has also started numerous real estate-based businesses over the years. Mr. Holmes was appointed by Governor Thompson to serve on the State Savings and Loan Review Board with the Wisconsin Department of Financial Institutions and continues to serve to this day. ROBERT HOLMESTicker: BFC www.BankFirstWI.bank AUGUST 2020 SHAREHOLDER NEWS MIKE MOLEPSKE

Bank First Corporation Financial Results
for six months ended June 30, 2020

SECOND QUARTER



KEVIN LEMAHIEU
Chief Financial Officer
(920) 652-3362

Total assets for the Company were $2.66 billion at June 30, 2020, compared to $1.81 billion at June 30, 2019. Loans at June 30, 2020, totaled $2.12 billion, growing $695.8 million on a year-over-year basis. Deposits were $2.26 billion at June 30, 2020, growing $688.1 million over that same time frame. The Company's acquisitions of Partnership Community Bancshares, Inc. ("Partnership") during the third quarter of 2019 and Tomah Bancshares, Inc. ("Timberwood") during the second quarter of 2020 added $393.7 million in loans and $439.9 million in deposits. The Company also originated $278.1 million in loans during the second quarter of 2020 through the Paycheck Protection Program.

Earnings per share for the six-months ended June 30, 2020, was $2.14, an increase of over 12% compared to the same period in 2019. Year-to-date net income was $15.6 million, compared to $12.6 million for the same period during 2019. Net interest income before provision for loan losses increased by $8.9 million over the first six months of 2020 to $39.4 million. Provisions for loan losses totaled $4.1 million for the first six months of 2020, up from $1.1 million for the same period during 2019. The increase in loan loss provisions was primarily due to heightened economic risks related to the COVID-19 pandemic.

Total non-interest income was $11.6 million for the first six months of 2020, compared to $6.3 million for the prior year period, an increase of $5.4 million. Net gains on sales of mortgage loans increased by $1.5 million from $0.2 million for the first six months of 2019 to $1.7 million for the same period in 2020, the result of a continued robust year of secondary market loan originations during 2020. Sales of $36.6 million in U.S. Treasury notes during the second quarter of 2020 led to a gain on sale of securities totaling $3.1 million.

Non-interest expense increased by $7.7 million, or 39.4%, to $27.2 million for the six-months ended June 30, 2020. The primary driver of this year-over-year increase was the added scale of operations due to the acquisitions of Partnership and Timberwood. Expenses directly related to the acquisition of Timberwood added $0.8 million during the second quarter of 2020 to non-interest expense, primarily in relation to personnel expense, data processing and outside professional fees. Finally, due to the falling interest rate environment during the first half of 2020, management determined that is was prudent to pay off $30.0 million in borrowings from the Federal Home Loan Bank of Chicago which had contractual maturities ranging from August 2022 through August 2024 and contractual interest rates ranging from 1.74% to 1.76%. While this repayment resulted in the recognition of a prepayment penalty totaling $1.3 million during the second quarter of 2020, it will save the Company $1.7 million in interest expense over the next four years.

Total shareholders' equity increased by 48.9% to $276.1 million at June 30, 2020, as compared with $185.4 million at June 30, 2019. At its July meeting, the Company's Board of Directors approved a dividend of $0.20 per common share, to be paid to shareholders of record as of September 23, 2020.


Bank First Consolidated Assets (in millions)
$3,000
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$500
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Quarterly Common Stock Cash Dividend

The Corporation's board of directors approved a quarterly cash dividend of $0.20 per common share, payable on October 7, 2020, to shareholders of record as of September 23, 2020.

BFC Stock Repurchase Program

Bank First has a stock repurchase program under which the Corporation may repurchase shares of outstanding BFC stock. Please contact Mike Molepske at (920) 652-3202 or Shannon Klahn at (920) 652-3222 for further information.

FINANCIAL PERFORMANCE Consolidated Statements of Financial Condition 6/30/2020 6/30/2019 YTD Return on Average Assets 1.32% 1.41% YTD Return on Average Equity 12.70% 14.11% Average Assets per Average FTE $ 8,142 $ 7,299 Net Interest Margin (YTD) 3.74% 3.79% Full Time Equivalent - period end 307 247 Dividend Payout Ratio 18% 21% Dividends Per Share (YTD) $ 0.40 $ 0.40 Shares Outstanding - period end 7,733,457 6,576,171 Key Financial Metrics 6/30/2020 6/30/2019 ASSETS Cash, Cash Equivalents and Fed Funds Sold $ 177,231 $ 125,874 Investment Securities 183,646 159,620 Other Investments at Cost 7,838 4,517 Loans, Net 2,098,952 1,407,022 Premises and Equipment 39,645 28,099 Other Assets 150,599 81,337 Total Assets $ 2,657,911 $ 1,806,467 LIABILITIES Deposits $ 2,263,145 $ 1,574,998 Securities Sold Under Repurchase Agreements 57,442 20,034 Borrowed Funds 43,721 11,500 Other Liabilities 17,503 14,487 Total Liabilities $ 2,381,811 $ 1,621,019 Total Shareholder Equity 276,100 185,448 Total Liabilities and Shareholder Equity $ 2,657,911 $ 1,806,467 6/30/2020 6/30/2019 Total Interest Income $ 47,678 $ 39,881 Total Interest Expense 8,239 9,307 Net Interest Income 39,439 30,574 Provision for Loan Losses 4,125 1,125 Net Interest Income After Provision for Loan Losses 35,314 29,449 Total Other Income 11,661 6,276 Total Operating Expenses 27,179 19,491 Income Before Provision for Income Taxes 19,796 16,234 Provision for Income Taxes 4,234 3,658 Net Income $ 15,562 $ 12,576 Earnings Per Share: Basic $ 2.14 $ 1.91 Earnings Per Share: Diluted $ 2.13 $ 1.89 Consolidated Statements of Income (In Thousands) (In Thousands, Except Per Share Data)

Extensive remodel complete at our historic Cedarburg office Mike Molepske recently had the honor of cutting the ribbon with a ceremony officially marking the re-opening of the bank’s downtown Cedarburg office. “We are extremely pleased with the outcome of the Cedarburg project,” stated Molepske. “Cedarburg is a beautiful community, rich in history. We were very intentional with our plans for the office and sought to preserve the historic and artistic aspect of the downtown district while emulating the style of other recently renovated and constructed Bank First offices.” Bank First is committed to the communities it serves, not only providing beneficial financial solutions, but also developing meaningful relationships with its customers and community members. As with recently updated Bank First offices, the Cedarburg office also features creative works from local artists. We highly encourage our shareholders to stop in for a visit!Bank First announces new hire and promotions WENDY CONTO recently joined the bank as Vice President of Retail Banking. In her new role, Conto will be responsible for developing new and enhancing existing retail banking relationships in the bank’s Sheboygan market. Wendy joins Bank First with a strong history of banking and experience in retail lending. She takes pride in helping individuals and families reach their dreams of homeownership. Conto graduated with a finance degree from Lakeshore Technical College in Cleveland, Wisconsin. A lifelong member of Sheboygan County, Wendy is a member of the Sheboygan County Realtors, Sheboygan County Homebuilders and Sheboygan Elks. Wendy enjoys taking yoga classes, traveling and boating up north, and driving her jet ski. She resides in Plymouth with her significant other, Jeff, and has three grown children and two wonderful granddaughters. DEREK KLAHN has been promoted to Vice President – Business Banking. Klahn joined the bank in 2014 as a Business Analyst and has quickly evolved into a key member of the Sheboygan business banking team. In his new role, Klahn will be responsible for developing new and enhancing existing business banking relationships. Klahn earned his Bachelor of Business Administration degree from the University of Wisconsin – Madison and earned his Master of Business Administration degree from the University of Wisconsin – Milwaukee. With a focus on community involvement, he is an active member of the Sheboygan Downtown Rotary, where he serves as Vice President. He also volunteers at First United Lutheran Church in Sheboygan and serves on the Church’s Endowment Board. In his spare time, Derek enjoys fishing, hunting, golfing, and spending time with family and friends. Derek resides in Sheboygan with his wife, Shannon, and their son. ELI STEIMLE has been promoted to Business Banking Officer at Bank First. Steimle joined the bank in 2010 as a youth apprentice on the teller line, performed an internship in the Treasury Management department, and worked as a Business Analyst at the bank. He received a Bachelor of Business Administration degree and a Master’s degree in Accounting from the University of Wisconsin – Madison. He is currently pursuing his Master of Business Administration degree at Marquette University. Steimle also has earned his CPA designation. Involved in his community, he currently serves as Treasurer for Grow It Forward, a non-profit whose mission is to grow, teach, feed and connect our local food community, as well as a board member at the Manitowoc-Two Rivers YMCA. Eli resides in Manitowoc and in his spare time, enjoys exercising, playing golf, hockey and softball, and cooking. KLAHN STEIMLE CONTO Find us on Facebook